Exhibit 99.1

FOR IMMEDIATE RELEASE:

YRC WORLDWIDE APPOINTS BRUFFETT CHIEF FINANCIAL OFFICER;

BARGER TO RETIRE

OVERLAND PARK, Kan., August 20, 2007 – YRC Worldwide Inc. (Nasdaq: YRCW) announced today that Stephen Bruffett has been named to succeed Don Barger as Executive Vice President and Chief Financial Officer effective September 1, 2007. Don Barger will be retiring and to ensure a smooth transition will stay on in an advisory capacity over the next few months.

“Steve is uniquely qualified to fill this position,” said Bill Zollars, Chairman, President and CEO of YRC Worldwide. “He has held numerous corporate finance positions and was instrumental in helping develop and support our China strategy. He also has gained operating experience at Yellow Transportation.”

Bruffett, currently Senior Vice President Sales and Marketing for YRC National Transportation, has been with the organization since 1998. He has an undergraduate degree in Finance from the University of Arkansas and an MBA from the University of Texas.

“I would personally like to thank Don for his numerous contributions as our Chief Financial Officer over the past 6 years. Under his leadership, he has managed our financial plan to successfully close two acquisitions that tripled the size of our Company, and to support our expansion into China. Don has effectively managed our relationships with our investor community and has developed our financial talent base. He has been a great asset to YRC Worldwide and has done an excellent job in leading our finance organization and our Company to position us for future success as the leader in global transportation and logistics services,” stated Zollars.

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YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, USF Holland, USF Reddaway, and USF Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 66,000 people.

Investor Contact:	Todd Hacker
Vice President – Treasurer & Investor Relations
(913) 696-6108
todd.hacker@yrcw.com

Media Contact:	Suzanne Dawson
Linden Alschuler & Kaplan
(212) 329-1420
sdawson@lakpr.com